Exhibit 5.1

Harney Westwood & Riegels (BVI) LP Craigmuir Chambers, PO Box 71 Road Town, Tortola VG1110 British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547

16 July 2026

george.weston@harneys.com
+1 284 852 4333

054709.0004/GYW/PKM

WISeKey International Corp.

Craigmuir Chambers, Road Town,
Tortola, VG 1110, British Virgin Islands Dear WISeKey International Corp.

WISeKey International Corp., Company No 2179417 (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have been asked to provide this legal opinion to you with regard to the laws of the British Virgin Islands in relation to the validity of the shares of the Company to be issued pursuant to the merger (the Merger) of WISeKey International Holding AG, a company incorporated in Switzerland (WISeKey CH), with and into the Company, whereby the Company will be the surviving entity, pursuant to the Merger Agreement dated June 26, 2026 between WISeKey CH and the Company (the Merger Agreement).

Pursuant to the Merger, the holders of WISeKey CH Class B Shares will receive either (i) one (1) ordinary share of the Company, with no par value (each, a WISeKey BVI Ordinary Share), or (ii) ten (10) Class B shares of the Company, with no par value (each, a WISeKey BVI Class B Share), for each WISeKey CH Class B Share held, subject to certain elections and the WISeKey BVI Class B Share Cap. Holders of WISeKey CH Class A Shares will receive either (i) one (1) Class F share of the Company, with no par value (each, a WISeKey BVI Class F Share), or (ii) one (1) WISeKey BVI Class B Share, for each WISeKey CH Class A Share held, subject to certain elections and the WISeKey BVI Class B Share Cap. Holders of WISeKey CH ADSs will receive one-half (1/2) of one WISeKey BVI Ordinary Share for each WISeKey CH ADS held. The WISeKey BVI Ordinary Shares, the WISeKey BVI Class B Shares and the WISeKey BVI Class F Shares are collectively referred to herein as the WISeKey BVI Shares. The WISeKey BVI Ordinary Shares and WISeKey BVI Class B Shares are being registered pursuant to the Company’s registration statement on Form F-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the Registration Statement).

Where the context provides, capitalised terms defined in the Registration Statement shall have the same meanings when used in this opinion.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement. Our consent to the filing of this opinion is included as Exhibit 23.2 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

A list of partners is available for inspection at our offices.

Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | Jersey | London | Luxembourg Montevideo | São Paulo | Shanghai | Singapore harneys.com

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

Valid Issuance of WISeKey BVI Shares.

The allotment and issue of the WISeKey BVI Shares to be issued pursuant to the Merger as contemplated by the Merger Agreement and the Registration Statement has been duly authorised and, when allotted, issued and fully paid for in accordance with the Merger Agreement and the Registration Statement, and when the names of the shareholders are entered in the register of members of the Company, the WISeKey BVI Shares will be validly issued, allotted, fully paid and non-assessable, and there will be no further obligation of the holders of any of the WISeKey BVI Shares to make any further payment to the Company in respect of such WISeKey BVI Shares.

BVI Tax Considerations

The statements set forth in the Registration Statement under the caption "Material Tax Considerations – BVI Tax Considerations," insofar as they purport to describe the provisions of BVI tax laws, constitutes a fair summary thereof in all material respects.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

In connection with the above opinions, we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm name in the Registration Statement in connection with the references to this opinion. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Harney Westwood & Riegels (BVI) LP
Harney Westwood & Riegels (BVI) LP

Schedule 1

List of Documents and Records Examined

1	a copy of the Company’s certificate of incorporation obtained from the Registry of Corporate Affairs and the memorandum and articles of association (Memorandum and Articles) obtained from the Registry of Corporate Affairs dated 16 July 2026.

2	the records and information certified by Harneys Corporate Services Limited, the registered agent of the Company, on 16 July 2026 of the statutory documents and records maintained by the Company at its registered office (the Registered Agent’s Certificate);

3	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 16 July 2026;

4	a certificate of good standing issued by the Registrar of Corporate Affairs with respect to the Company dated 16 July 2026;

5	the records of proceedings on file with, and available for inspection on 16 July 2026 at the High Court of Justice, British Virgin Islands;

6	a certificate from directors of the Company, dated on or around the date of this opinion (the Director’s Certificate); and

7	copies of the resolutions of the board of directors of the Company dated 25 June 2026 approving the Merger and authorising the execution and delivery by the Company of the Merger Agreement and the other transaction documents in connection with the Merger (the Resolutions),

(1 to 7 above are the Corporate Documents).

8	the Registration Statement on Form F-4 (including the prospectus forming part thereof);

9	the Merger Agreement; and

10	the Plan of Merger and Articles of Merger to be filed with the Registry of Corporate Affairs of the British Virgin Islands.

The Corporate Documents and the documents referred to at 8-10 above are collectively referred to in this opinion as the Documents.

Schedule 2

Assumptions

1	Directors. The board of directors of the Company considers the Merger and the transactions contemplated by the Merger Agreement and the Registration Statement to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Merger Agreement which has not been properly disclosed in the Resolutions.

2	Solvency. The Company was on the date of this opinion able to pay its debts as they became due, and the Merger and the issuance of the WISeKey BVI Shares as contemplated by the Merger Agreement and the Registration Statement will not cause the Company to become unable to pay its debts as they fall due.

3	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Registration Statement and the Merger Agreement conform in every material respect to the latest drafts of the same produced to us and, where such documents have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

4	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete. The information recorded in the Registered Agent’s Certificate was accurate as at the date of the passing of the Resolutions.

5	Resolutions. The written Resolutions have been duly executed (and where executed by a corporate entity, such execution has been duly authorised if so required) by or on behalf of each director or shareholder (as the case may be), and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

6	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents.

7	Merger Completion. The Merger will be completed in accordance with the terms of the Merger Agreement, including the filing of the Plan of Merger and Articles of Merger with the Registry of Corporate Affairs of the British Virgin Islands and the issuance of a certificate of merger by the Registrar of Corporate Affairs, and all conditions to the completion of the Merger as set out in the Merger Agreement will have been satisfied or waived.

8	Swiss Law Compliance. All requirements under Swiss law necessary for the Merger, including the entry of the Merger in the Commercial Register of the Canton of Zug and approval by the Swiss Federal Commercial Register Office, have been satisfied.

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Current Law. This opinion, including the statement regarding the "Material Tax Considerations - BVI Tax Considerations" section of the Registration Statement, is given on the basis of British Virgin Islands law (including tax law and practice) as it is in force and applied by the British Virgin Islands courts and revenue authorities at the date of this opinion. We express no opinion as to, and assume no obligation to advise you of, any change in British Virgin Islands law, or in the interpretation or application thereof, after the date of this opinion, whether or not such change has retrospective effect.

10	Tax Residency. For the purposes of the opinions on BVI tax matters, holders of WISeKey CH Shares who receive WISeKey BVI Shares in the Merger are neither tax resident nor ordinarily resident in the British Virgin Islands and have not at any time had a branch or agency in the British Virgin Islands to which the holding of such shares is attributable.

11	No BVI Real Property. The Company does not own, directly or indirectly, any interest in real property physically located in the British Virgin Islands.

Schedule 3

Qualifications

1	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed and accordingly our searches would not indicate such issues.

2	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

3	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.

4	Non-assessable. In this opinion the phrase non-assessable means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

5	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as implemented under the laws of the British Virgin Islands.

6	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act 2018.

7	Swiss Tax Residency of the Company. We express no opinion as to whether the Company will be treated as a Swiss tax resident following the Merger or as to the Swiss tax consequences of the Merger or of the ownership and disposition of WISeKey BVI Shares, including any Swiss dividend withholding tax that may apply to distributions by the Company.

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